Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of November 8, 2023, between Intercept Pharmaceuticals, Inc., a Delaware corporation (the “Issuer”), and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), a national banking association, as trustee (the “Trustee”), supplementing the Indenture for Senior Debt Securities, dated as of July 6, 2016 (the indenture as so supplemented, “Indenture”), as supplemented by the Second Supplemental Indenture, dated as of May 14, 2019 (the “Second Supplemental Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Issuer previously issued its 2.00% Convertible Senior Notes due 2026 (the “Notes”) pursuant to the Indenture;

WHEREAS, on September 26, 2023, the Issuer entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Issuer, Alfasigma S.p.A. (“Alfasigma”) and Interstellar Acquisition Inc. (“Merger Sub”), pursuant to which Merger Sub commenced a tender offer to purchase for cash all of the outstanding shares of Common Stock, par value $0.001 per share, of the Issuer (the “Common Stock”) at a price per share of $19.00 in cash, without interest and subject to any applicable withholding taxes;

WHEREAS, on November 8, 2023, pursuant to the Merger Agreement, Merger Sub merged with and into the Issuer, with the Issuer surviving as a wholly owned subsidiary of Alfasigma (the “Merger”), and each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than certain excluded shares or dissenting shares of Common Stock as described in the Merger Agreement) was converted into the right to receive $19.00 in cash, without interest and subject to applicable withholding taxes;

WHEREAS, pursuant to Section 14.07(a) of the Second Supplemental Indenture, the Merger constitutes a Share Exchange Event, and the Indenture provides that, prior to or at the Effective Time, the Issuer shall execute with the Trustee a supplemental indenture, without the consent of any Holders of Notes as permitted by Section 10.02(k) of the Second Supplemental Indenture, providing that, from and after the Effective Time, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into Reference Property;

WHEREAS, pursuant to the terms of the Merger Agreement and Section 14.07(a) of the Second Supplemental Indenture, each unit of Reference Property consists of $19.00 in cash; and

WHEREAS, all conditions for the execution and delivery of this Third Supplemental Indenture have been complied with or have been done or performed.

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

In consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Issuer and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Notes:

ARTICLE I

Terms

Section 1.01. Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE II

Amendments

Section 2.01. Conversion Right. In accordance with Section 14.07(a) of the Second Supplemental Indenture, from and after the Effective Time, and to the extent permitted by Section 14.01, the right to convert each $1,000 principal amount of Notes is hereby changed into a right to convert such principal amount of Notes solely into a number of units of Reference Property equal to the Conversion Rate in effect on the Conversion Date multiplied by the Stock Price paid per share of Common Stock in the Merger, (A) which in the case of a conversion in connection with a Make-Whole Fundamental Change as described in the second sentence of Section 14.03(a) will be cash equal to $175.0337 per $1,000 principal amount of Notes based on a Conversion Rate equal to (i) 9.2123 shares of Common Stock per $1,000 principal amount of Notes plus (ii) no Additional Shares (no Additional Shares are payable as determined by reference to the table set forth in Section 14.03(e) of the Second Supplemental Indenture based on the Effective Date of the Make-Whole Fundamental Change being November 8, 2023 and the Stock Price paid per share of Common Stock in the Make-Whole Fundamental Change being $19.00), and (B) which in the case of a conversion at all other times when such Notes are convertible beginning immediately after the Business Day immediately preceding the Fundamental Change Repurchase Date corresponding to such Fundamental Change will be cash equal to $175.0337 per $1,000 principal amount of Notes. Accordingly, any reference in respect of the Holders’ conversion rights to a share of Common Stock in the Indenture shall be deemed a reference to a right to receive an amount equal to $19.00 and the provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the Holders’ right to convert the Notes into Reference Property.

Section 2.02. Last Reported Sale Price of the Common Stock. With respect to any date from and after the Effective Time, the Last Reported Sale Price and Stock Price shall be $19.00, notwithstanding anything to the contrary in the Indenture.

ARTICLE III

Miscellaneous Provisions

Section 3.01. Effectiveness; Construction. The Third Supplemental Indenture shall become effective upon its execution and delivery by the Issuer and the Trustee as of the date hereof. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. The Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture and the Third Supplemental Indenture shall henceforth be read and construed together.

Section 3.02. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03. Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided, including, without limitation, Section 14.09 of the Second Supplemental Indenture. The recitals contained in the Third Supplemental Indenture shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of the Third Supplemental Indenture or as to the calculations described in Section 2.01 hereof.

Section 3.04. No Third-Party Beneficiaries. Nothing in the Third Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties to the Indenture, any Paying Agent, any Conversion Agent, any authenticating agent, any Security Registrar and their successors under the Indenture or the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 3.05. Severability. In the event any provision of the Third Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.06. Headings. The Article and Section headings of the Third Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of the Third Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.07. Successors. All agreements of the Issuer and the Trustee in the Third Supplemental Indenture shall bind their respective successors and assigns whether so expressed or not.

Section 3.08. Governing Law. THE THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF NEW YORK.

Section 3.09. Counterpart Signatures. The Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Michele Cera
Name: Michele Cera
Title: Executive Director

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Laurel Casasanta
Name: Laurel Casasanta
Title: Vice President